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                                                                    EXHIBIT 10.2


                                DEVELOPMENT AGREEMENT

     This Agreement, dated as of June 5, 1995 is made and entered into by and between Stephen A. Gregg ("Gregg") and The Pathways Group, Inc. ("Pathways"). Gregg and Pathways agree as follows:

SECTION 1.     DEFINITIONS

     Whenever used in this Agreement, the following terms will have the following specified meanings:

     1.1. "BUSINESS DAY" means a Monday, Tuesday, Wednesday, Thursday or Friday, except when such day is New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day or Christmas Day or the Monday following the previous referenced holidays, should the holiday fall on a weekend (Saturday or Sunday).

     1.2. "CERTIFIED VERSION" means that version of the Deliverables which (i) is fully functional and complies with the Specifications, (ii) has no known Errors, and (iii) is suitable for commercial distribution.

     1.3. "CERTIFIED VERSION ACCEPTANCE DATE" means the date upon which Gregg delivers his written acceptance of the Certified Version pursuant to Section 2.4.2.

     1.4. "CERTIFIED VERSION DELIVERY DATE" means the actual date upon which Gregg receives from Pathways that version of the Deliverables which Pathways reasonably purports to be the Certified Version.

     1.5. "CONFIDENTIAL INFORMATION" means any confidential or proprietary information of Gregg, MyChoice Health Services, L.L.C., The Alternare Group, L.L.C., or any of their affiliates (collectively, the "Gregg Group"), whether of a technical, business or other nature (including but not limited to: trade secrets, know-how, technology, codes, logic, techniques, software tools, formats, designs, concepts, methods, processes and ideas underlying the Product and information relating to the customers, marketing plans, finances and business affairs of the Gregg Group) and whether conveyed by written, graphic, oral or other means other than information that was in the public domain at the time it was disclosed to Pathways or was known to Pathways at the time of disclosure as evidenced by documentation bearing a date prior to the disclosure date.

     1.6. "CREDIT CARD SOFTWARE" means the software resident in the Product (including in the IQ20 10 and the servers) which permit the authentication and use of credit cards as a method of payment.

     1.7. "DELIVERABLES" means the Source Code and Object Code of the Product, Product Documentation and the manuals for the terminal unit personal computers and smart card reader/writers.

     1.8. "DESIGN SPECIFICATIONS" means the detailed design specifications for the Product describing, among other things, coding standards and format, design standards, portability standards, revision control standards, documentation standards, the structure of the Product file descriptions, formats and structure, global data structures and types, diagrams detailing the relationships between all inputs, outputs and processing steps, the modules, the module requirement specification and the module interface specification for each module.

     1.9. "DEVELOPMENT SCHEDULE" means the Development Schedule set forth in Exhibit A.

     1.10. "EQUIPMENT WARRANTY PERIOD" shall mean a one year period commencing on the installation of the item of Equipment in the field.

     1.11. "FUNCTIONAL SPECIFICATIONS" means the functional specifications for the Product describing, among other things, the operation of the Product the responses to various user actions, certain performance



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constraints and criteria, file formats, menu bar descriptions, menu descriptions, menu entry descriptions, screen images and dialogue box descriptions.

     1.12. "ERROR" means a bug, deficiency, error or nonconformity with the Specifications in the Product version in question which causes data loss, data corruption, system failure, a functional error or performance.

     1.13. "OBJECT CODE" means the translation of the Source Code into a machine-readable language recognized by the computer allowing the computer to carry out the instructions set forth therein.

     1.14. "OFF THE SHELF SOFTWARE" means Borland C, Visual Basic 4.0, Crystal Report Writer 4.0, WB Tools and Microhelp Com Tools.

     1.15. "PARTY" or "PARTIES" means either one or both of the parties to this Agreement.

     1.16. "PATHWAYS TOOLKIT" means the tools and utilities existing prior to June 5, 1995 which Pathways used in conjunction with developing the Product. A portion of the Pathways Toolkit has been incorporated into the Source Code and is designated in the Source Code Printout by bold letters. The remaining portions of the Pathways Toolkit are independent tools used in developing the Product and whose output (but not the tool itself) is incorporated into the Product. This output is part of the Source Code and Object Code being assigned to Gregg pursuant to Section 4.2.

     1.17. "Payment Schedule" means the Payment Schedule set forth in the attached Exhibit B.

     1.18. "PERSON" means any individual, corporation, partnership, trust, estate, association, governmental authority or other entity.

     1.19. "PROBLEM TEST REPORT" means the Problem Test Report form set forth in Exhibit D.

     1.20. "PRODUCT" means a system of computer software and Equipment which will allow for the issuance, acceptance and payment of medical services and goods, paid for and controlled on an IC card ("smart card") including appropriate management reporting and as more fully set forth in the Specifications.

     1.21. "PRODUCT DOCUMENTATION" means the schematics, drawings, specifications and other documentation describing in detail the operation and use of the Product, including, without limitation, the Employer/Issuer Manual, Administrator Manual, Holder Manual, Supplier Manual and, with respect to the Source Code of the Product all source code listings, together with such comments and explanatory materials to allow a programmer not familiar with the Source Code to understand the flow of logic therein and to maintain and modify the same.

     1.22. "SCHLUMBERGER TOOLS" means the Delta Development Kit for the IQ2010, the WindPractis SRC 60, the IAR System Compiler and the Schlumberger Toolkit.

     1.23. "SOURCE CODE" means the human- readable versions of the higher level language in which the computer program for the Product was written.

     1.24. "SPECIFICATIONS" means the Functional Specifications and the Design Specifications.

     1.25.     "TERM" means the term of this Agreement as described in Section
7. 1.


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SECTION 2.     DEVELOPMENT OF PRODUCT; SALE OF HARDWARE

     2.1. SCOPE

     Pathways is developing the Product which will be a smart card medical benefits system in accordance with the Specifications. Pathways and Gregg shall jointly design, develop and prepare the Functional Specifications and Design Software and Pathways shall be solely responsible for designing, developing and preparing the Source Code, Object Code and Product Documentation.

     2.2. FUNCTIONAL SPECIFICATIONS/DESIGN SPECIFICATIONS

     The parties shall use their best efforts to design and develop Functional Specifications and Design Specifications.

     2.3. WORKING VERSIONS

     From time to time during the development period, Gregg may request that Pathways deliver the then most current version of the Source Code and Object Code and Product Documentation. Gregg recognizes that such database may contain bugs, deficiencies and errors that may cause system dysfunction or loss of data or is otherwise incomplete.

     2.4. CERTIFIED VERSION

          2.4.1. DELIVERY. Pathways shall deliver the Source Code and Object Code to the Certified Version, the Pathways Toolkit and the final Product Documentation relating to the Certified Version and the Pathways Toolkit to Gregg no later than May 31, 1996.

          2.4.2. ACCEPTANCE. Upon delivery of the complete Certified Version, Gregg shall have thirty (30) days thereafter in which to accept or reject the Certified Version 'in writing. If Gregg rejects the Certified Version, he shall specify his reasonable grounds for rejection in writing and Pathways shall use best efforts within the following ten (10) Business Days to revise the Certified Version so as to be acceptable to Gregg. If Gregg rejects the revised Certified Version, he shall specify his reasonable grounds for rejection in writing and Pathways shall use best efforts within the following ten (10) Business Days to revise the Certified Version so as to be acceptable to Gregg. If Gregg again rejects the Certified Version, Gregg shall thereafter have the opportunity of repeating the procedure or terminating this Agreement upon written notice to Pathways.

          2.4.3. TERMINATION. Upon Gregg's termination of the Agreement pursuant to Section 2.4.2, Pathways shall provide to Gregg the most recent version of all Source Code, Object Code, Pathways Toolkit and documentation then available and Pathways shall use its best efforts to assist Gregg in transferring the technology to another software developer to complete the Product. Gregg and Pathways shall determine what percentage of the Product was completed by Pathways and was functional pursuant to the Specifications. Based on this information, Pathways and Gregg shall then use Schedule B to determine that portion of the Development Fee listed in Exhibit B which has been earned by Pathways. Gregg shall then pay to Pathways the difference, if any, between the amount paid to date to Pathways by Gregg and the amount owing under this section. In the event that Pathways has been paid more than is owing under this section, Pathways shall immediately remit the overpayment to Gregg.

          2.4.4. CERTIFIED VERSION ACCEPTANCE DATE. The date upon which Gregg accepts the Certified Version in writing shall be the Certified Version Acceptance Date.

     2.5. INSTALLATION/TRAINING

     Pathways shall provide such training and technical assistance during the Term as Gregg may reasonably request regarding the design and use of the Product and the preparation of user documentation. As part of the terms of this Agreement and without additional consideration except for a travel per diem to be agreed to in writing by the Parties in advance of the travel, Pathways shall install the Product and provide on-site training for three sites. Such training shall include at each site a minimum of two training days. Upon request, Pathways shall also provide additional training to Gregg at a rate of $600 per day plus a travel per diem for a senior trainer and $775 per day plus a travel per diem for Carey Daly.

     2.6. HARDWARE

     Gregg hereby agrees to buy, and Pathways hereby agrees to sell to Gregg, the equipment described in Schedule A ("Equipment"). For a period of at least two (2) years after the Certified Version Delivery Date or, if later in time, the termination or expiration of Pathways providing goods or services to any member of the Gregg Group, Pathways shall offer the Equipment to the Gregg Group at preferential pricing but in no event shall the sale price of the Equipment to Gregg be more than 118% of the actual cost of the Equipment paid by Pathways to the independent supplier of the Equipment. Pathways shall deliver any Equipment (together with all documentation supplied by the manufacturer and any addition documentation regarding the Equipment prepared by Pathways) ordered by the Gregg Group no later than sixty (60) days after the Gregg Group places the order with Pathways. Pathways further covenants that in the event Pathways is unable to sell to Gregg all Equipment that Gregg desires (including benefits cards, polycards and terminals), Pathways shall use its best efforts to cause another vendor to sell the Equipment to Gregg on terms substantially similar to the terms which Gregg was previously able to buy the Equipment from Pathways. Pathways shall immediately introduce Gregg to another vendor ("Second Source") who will be available to sell Equipment to Gregg under the terms set forth above. Pathways will continue at all times to have at least one "Second Source" of Equipment available to Gregg under the terms set forth above.

SECTION 3.     PROJECT MANAGEMENT

     3.1. INDEPENDENT CONTRACTOR

     Pathways shall be and act as an independent contractor (and not as the agent or representative of Gregg) in the performance of this Agreement. Pathways shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of Gregg. This Agreement shall not be interpreted or construed as creating or evidencing an association, joint venture or partnership among the Parties or as imposing any partnership obligation or liability on any Party.

     3.2. QUALIFICATIONS

     Pathways represents that it is, and that at all times during performance of this Agreement it shall be, fully experienced and properly qualified, licensed, equipped, organized and financed to perform this Agreement. Pathways shall promptly give Gregg notice of any material adverse change in Pathways' business, operations, properties, assets, prospects or conditions (financial or otherwise and including any bankruptcy or insolvency), including the nature and period of existence of any such condition or event and what action Pathways has taken, is taking and proposes to take with respect thereto.

     3.3. COMPLIANCE WITH LAWS

     Pathways shall comply with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect of any governmental authority (including, without limitation, such requirements as may be imposed in connection with the use of smart cards or electronic banking). All laws, ordinances, rules, regulations and orders required to be incorporated in agreements of this character are incorporated herein by this reference.

     3.4. STAFFING

     Pathways shall furnish all necessary labor, supervision, services, supplies and materials necessary to complete the development of the Functional Specifications, Design Specifications and the Deliverables in accordance with the Development Schedule and the other terms of this Agreement. Pathways shall ensure that only properly experienced and qualified persons work on developing the Product.

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     3.5. PROJECT MANAGER

     Gregg shall assign Stephen A. Gregg and Dale A. White as Project Managers for the Project. All notices, requests, approvals, consents, orders, instructions, directions and other communications given to either Project Manager shall be deemed given to Gregg. Gregg may substitute a different employee to act as a Project Manager upon ten (10) Business Days' prior written notice to Pathways.

     3.6. PROGRESS REPORTING

          3.6.1. MONTHLY. Pathways agrees to provide to Gregg at least monthly a written report of the progress of the work required under this Agreement, any anticipated problems (resolved or unresolved) and any indication of delay in fixed or tentative schedules.

          3.6.2. QUARTERLY. Approximately once every three months, the parties shall meet for a formal progress presentation of approximately two hours duration, during which Pathways' management shall describe the status of the work required under this Agreement. Such presentation shall provide projections of the time of completion, and the status of Pathways' services and Deliverables, and shall address any problems that have come to Pathways' attention and Pathways' views as to how such problem may be resolved.

          3.6.3. SITE VISITS. Pathways shall, from time to time and upon reasonable notice, allow access to its premises by Gregg for purposes of design review, "walkthroughs," and discussions between Gregg and Pathways' management and personnel concerning the status and conduct of work being performed under any this Agreement.

     3.7. LIABILITY INSURANCE

     Pathways shall carry appropriate workers' compensation insurance and employers' and public liability insurance covering its personnel during the term, regardless of whether such coverage or insurance is mandatory or merely elective under the law. Pathways releases and shall defend, indemnify and hold harmless Gregg from claims, suits, actions and liability asserted against Gregg on account of any injury to or death of Pathways' personnel or any act or omission of Pathways' personnel. Pathways' obligation hereunder shall not be limited by any immunity or other provisions of any workers' compensation or similar act. To the fullest extent permitted by applicable law, the foregoing shall apply regardless of any fault, negligence, strict liability or product liability of Gregg.

SECTION 4.     Ownership

     4.1. OWNERSHIP

     Gregg will be the sole owner of the Functional Specifications, the Design Specifications, the Source Code, Object Code, Product Documentation and related documentation, together with any associated patent, copyright, trade secret or other proprietary rights. All materials, property and other items accumulated or developed in connection with the Product (including, but not limited to, documents, plans, specifications, designs, algorithms, sketches, notes, reports, data, estimates, models, samples, completed work and work in progress), together with all rights associated with ownership of such items (such as copyright and patent rights), other than Pathways Toolkit, shall become the property of Gregg and title shall be vested in Gregg when so accumulated or developed, whether or not delivered to Gregg. All original works of authorship shall constitute "work made for hire" pursuant to Title 17 of the United States Code, and Gregg shall be considered the author and owner of the copyright in such works. Pathways shall include in the initial screen display of the Product the following copyright notice:

                                      -C-1995-96
                                   Stephen A. Gregg
                                 All Rights Reserved.

Pathways shall deliver such items, together with all materials, property and other items furnished by Gregg (including, without limitation, program design documents supplied by Gregg) or the cost of which is included in the compensation payable under this Agreement to Gregg upon request and in any event upon the completion, termination or cancellation of this Agreement.

     4.2. ASSIGNMENT

     Pathways irrevocably assigns, and will assign, to Gregg all of its right, title and interest to the Product, together with any associated patent, copyright, trade secret and other proprietary rights, including, without limitation, any portion of the foregoing not constituting "work made for hire." Such proprietary rights include all know-how, production rights, techniques, designs, technical documents and reports that originated in the development of the Design Specifications, the Deliverables or otherwise in connection with the development of the Product.

     4.3. LICENSE

          4.3.1. Pathways hereby grants to Gregg a nonexclusive, royalty-free, perpetual worldwide license to use the Source Code and Object Code of the Pathways Toolkit to make, enhance, improve, modify or otherwise use the Product. Gregg shall not sublicense, transfer, lend, sell or otherwise dispose of the Source Code of the Pathways Toolkit without Pathways' prior written consent except to the Gregg Group or the surviving entity in a merger or consolidation with any member of the Gregg Group or a purchaser of all or substantially all of the Product or any of the Gregg Group's assets.

          4.3.2. Pathways hereby grants to Gregg a nonexclusive, royalty-free, worldwide license to use the Source Code and Object Code of the Pathways Toolkit to make, enhance, improve, modify or otherwise use products incorporating Smart Card applications other than the Product. Gregg shall not sublicense, transfer, lend, sell or otherwise dispose of the Source Code of the Pathways Toolkit without Pathways' prior written consent except to the Gregg Group or the surviving entity in a merger or consolidation with Gregg or a purchaser of all or substantially all of the Product or the Gregg Group's assets. This license shall continue for the period that Pathways is providing products or services to the Gregg Group. This license shall become perpetual upon the first to occur of the following:

        (i) payments to Pathways from the Gregg Group for products and services (including the fees associated with this Agreement) aggregating to $500,000 or more; or

       (ii) a lump sum payment of $12,000 to Pathways for the perpetual right to use the Pathways Toolkit license.

          4.3.3. Pathways hereby grants to Gregg a nonexclusive, royalty-free, worldwide license to use the Source Code and Object Code of the Credit Card Software in connection with the Product. Gregg shall not sublicense, transfer, lend, sell or otherwise dispose of the Source Code of the Credit Card Software without Pathways' prior written consent except to the Gregg Group or the surviving entity in a merger or consolidation with Gregg or a purchaser of all or substantially all of the Product or the Gregg Group's assets. This license shall continue for the period that Pathways is providing products or services to the Gregg Group.

     4.4. IMPLEMENTATION

     Pathways shall take such action during or after the term of this Agreement (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by Gregg for the implementation or continuing performance of this Agreement. Without limiting the generality of the foregoing, simultaneous with delivery of Source Code, Object Code and Product Documentation to Gregg, Pathways shall, upon request, execute and deliver such instruments evidencing Gregg's title to and ownership of the Source Code, Object Code and Product Documentation, as Gregg may reasonably request. Pathways shall enter into such agreements with their employees as necessary to ensure that inventions pertaining to the Product can be assigned to Gregg without compensation from Gregg other than that specifically described in this Agreement. Without limiting the generality of the foregoing, Pathways shall execute, acknowledge and

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deliver to Gregg all such instruments of conveyance, assignment and further assurance as Gregg may reasonably request to evidence, invest and confirm the rights, title and interest transferred or granted to Gregg under this Agreement. If and to the extent any work developed by Pathways pursuant to this Agreement results in a patentable design or process or other protectable proprietary right Pathways shall take all actions reasonably requested by Gregg to assist Gregg in applying for and securing such patents or proprietary rights.

     4.5. INVENTIONS

     With regard to inventions, Pathways undertakes to draw up such agreements with its employees as are necessary to ensure that ownership of any inventions pertaining to the Deliverables can be assigned to Gregg without compensation from Gregg other than that specifically stipulated in this Agreement or any extension of the Agreement.

     4.6. USE

     At the conclusion of the Agreement, Gregg has the full right to modify and alter any part of the Deliverables. Pathways shall not make use of any part of the Deliverables other than the Pathways Toolkit and Credit Card Software without written authorization from Gregg.

     4.7. NONDISCLOSURE

     In the performance of or otherwise in connection with this Agreement the Gregg Group may disclose to Pathways certain Confidential Information of the Gregg Group. Pathways shall treat such Confidential Information as confidential and proprietary of the Gregg Group and shall use such Confidential Information solely for the purposes for which it is provided by the Gregg Group; provided that, prior to, upon or promptly after receipt by Pathways, such Confidential Information is conspicuously marked or otherwise identified as Confidential Information of the Gregg Group. Without limiting the generality of the foregoing, Pathways shall take reasonable precautions to prevent any unauthorized use or disclosure of such Confidential Information. The obligations under this Section shall not apply to any:

          (a) information that is now or later becomes part of the public domain through no fault of Pathways;

          (b) information that is obtained by Pathways from a third party (other than in connection with this Agreement) without any obligation of secrecy or confidentiality;

          (c) information that is independently developed by Pathways (E.G., without reference to any Confidential Information);

          (d) any disclosure required by applicable law (E.G., pursuant to applicable securities' laws or legal process), provided that Pathways shall use reasonable efforts to give advance notice to (and cooperate with) the Gregg Group in connection with any such disclosure; and

          (e)  any disclosure with the consent of Gregg.

     4.8. NONCOMPETE

     During the Term and for a period of five (5) years after the termination or expiration of this Agreement or, if later in time, the termination or expiration of Pathways providing goods or services to any member of the Gregg Group, Pathways shall not, directly or indirectly, participate in or otherwise be connected with (as a developer or otherwise) a business involving any system providing for the payment for medical and/or health-related goods and/or services without Gregg's prior written consent. The parties, however, expressly acknowledge and agree that the noncompete set forth above does not preclude Pathways from developing a smart card which (i) contains patient identification, patient eligibility, medical record or other administrative information associated with a HMO, PPO or other medical benefit plan so long as the smart card is not directly or indirectly used in connection with the payment for medical and/or health-related goods and/or services or

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(ii) contains a cash purse which can be used to purchase goods or services in general, including without limitation, medical goods or services so long as the smart card is not directly or indirectly used in connection with a HMO, PPO or other medical benefit plan.

     Pathways acknowledges that Gregg may develop additional applications for the smart card beyond the Product. In such an event Gregg will provide notice of his intent and Pathways agrees that the scope of the noncompete set forth above will automatically be expanded to include the new field of use unless (i) the expansion of the scope of the noncompete would violate an agreement which Pathways had previously entered into and (ii) Pathways notifies Gregg of such agreement within fifteen (15) days after Gregg sends the notice of intent.

SECTION 5.     Warranties and Indemnification

     5.1. WARRANTIES

     Pathways represents and warrants to Gregg that:

          (a) its execution and delivery of this Agreement and performance of the transactions contemplated herein are duly authorized and do not constitute a breach of, default under or other violation of any of the articles of incorporation, bylaws, agreements, contracts or obligations of Pathways;

          (b) Pathways has the necessary skill, personnel and financial capability to perform this Agreement in accordance with the Development Schedule and the other terms of this Agreement;

          (c) neither Pathways, in connection with developing of the Deliverables or Pathways Toolkit, nor the Equipment, Deliverables, Pathways Toolkit or related documentation will infringe any patent, copyright, trademark, trade secret or other proprietary right of any person or entity;

          (d) Pathways will not use any trade secret or other confidential information owned by any third party in developing the Product, except for the Schlumberger Tools and the Off-the-Shelf Tools;

          (e) Pathways has the unencumbered legal right to assign to Gregg the Deliverables, sell the Equipment and otherwise perform this Agreement;

          (f) Gregg will own (i) the Deliverables and all associated patent, copyright, trade secret and other associated proprietary rights and (ii) the Equipment free from all claims, liens and encumbrances of any person or entity;

          (g) The use of the Deliverables, the Pathways Toolkit or the Equipment by Gregg, his assigns and sublicensees, will not (i) create any financial obligation to any third party, (ii) infringe any patent, copyright trade secret or other proprietary right, or (iii) be interrupted or otherwise disturbed by any person or entity asserting a claim through Pathways;

          (h) The Deliverables shall be prepared in a workmanlike manner, with professional diligence and skill, will function on the machines and with the operating systems for which they are designed, and will conform to the Specifications;

          (i) The use of the Pathways Toolkit is not necessary in order for the Product to conform to the Specifications;

          (j) This Agreement constitutes the legal, valid and binding obligation of Pathways and is enforceable against Pathways in accordance with its terms; and

          (k) The Deliverables will be free from defects in design, materials and workmanship and shall comply with the specifications;

          (l) During the Equipment Warranty Period, the Equipment will be free from defects in materials and workmanship that affect or may affect its proper functioning and will function in accordance with any related documentation and all specifications or other information published by Pathways or the manufacturer;

          (m) Pathways has the right to assign and does hereby assign to the Gregg Group any Equipment manufacturers warranties;

          (n) The Source Code, together with the Schlumberger Toolkit, the Off-the-Shelf Toolkit and the Pathways Toolkit (i) comprises all of the software tools and utilities used by Pathways in developing the Product and
     (ii) comprises all of the software necessary for Gregg to modify the Product;

          (o)  (card security); and

          (p)  (telephone multiple Iines).

     5.2. INDEMNIFICATION

     Pathways shall defend, indemnify and hold harmless Gregg from and against any and all claims, losses, harm, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or in connection with any breach by Pathways of Section 5.1 or any other provision of this Agreement; provided Gregg gives Pathways timely notice of any such claim or the filing of any action or suit involving such claim. In the case that the Deliverables or the Pathways Toolkit, the related documentation or any component part or parts thereof, furnished under this Agreement is in any suit or proceeding held to constitute infringement and his use is enjoined, Pathways shall expeditiously, at its option and its own expense, either:

          (a) procure for Gregg the right to continue using the Deliverables, the Pathways Toolkit or part thereof, or

          (b) replace the Deliverables, the Pathways Toolkit or part thereof with a noninfringing system that satisfies the Specifications; or

          (c) modify the Deliverables, the Pathways Toolkit or part thereof so that it becomes noninfringing but still satisfies the Specifications.

During the Equipment Warranty Period, Pathways shall repair or replace (within two (2) business days) any Equipment that fails to comply with the warranties set forth in section 5. 1. If Pathways does not repair or replace such Equipment within the two day time period, Gregg may in addition to his other rights return any part of the Equipment for a full refund of the applicable portion of the purchase price.

     5.3. PERFORMANCE OF WARRANTY

Pathways represents and warrants that the Deliverables will operate in accordance with and otherwise comply with the Specifications. If Gregg notifies Pathways of any failure to comply with the foregoing warranty, or of error, omission, defect, bug or deficiency in the Product within ninety (90) days after the Certified Version Acceptance Date, then Pathways shall use its best efforts to promptly furnish Gregg with the correction thereof

SECTION 6.     COMPENSATION

     6.1. FEE

     Subject to the other terms and conditions of this Agreement, Gregg shall pay Pathways for the timely and satisfactory performance of this Agreement the amounts described in the Payment Schedule set forth in Exhibit B within ten (10) Business Days after the end of the month or the event described therein.


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     6.2. MOST FAVORED CUSTOMER

Pathways agrees to treat the Gregg Group as its most favored customer. Pathways represents and warrants that all of the prices, warranties, benefits and other terms being provided hereunder are equivalent to or better than the terms being offered by Pathways to its other customers. If Pathways enters into an agreement with any other customer with more favorable terms, then this Agreement shall be deemed appropriately amended to provide such terms to Gregg.

     6.3. EXPENSES

     Pathways shall bill Gregg monthly for all related reasonable and necessary out-of-pocket expenses, such as, but not limited to, travel, telephone, fax, copying, external computing services, and miscellaneous supply expenses, provided that such expenses have been authorized in writing in advance by Gregg.

     6.4. TAXES

     The amounts payable to Pathways pursuant to this Agreement are inclusive of all sales, use, excise, gross receipts or other similar taxes arising out of Pathways' development of the Product. Pathways shall be responsible for, bear the expense of and pay all such taxes when due.

     6.5. TECHNOLOGY TRANSFER

     In the event the Certified Version Acceptance Date does not occur within the time specified in Section 2.4.1, Pathways acknowledges and agrees that Gregg intends to seek an additional software developer to complete the Product. In such event, Pathways will make available its most recent Source Code, Object Code, Product Documentation and the Pathways Toolkit. Pathways shall use its best efforts to assist Gregg in transferring the technology to another software developer. Pathways, however, will continue to be obligated to complete and it shall use best efforts to continue to revise the Certified Version so as to be acceptable to Gregg.

     In connection with making, and to the extent Pathways is required to make, the Pathways Toolkit available under this Section, Pathways hereby grants to Gregg, his successors, assigns and sublicensees an irrevocable, nonexclusive, royalty-free, perpetual worldwide license to use the source code and object code of Pathways Toolkit to make (with the rights to sublicense or assign), enhance, improve, modify or otherwise use the Product or other products. Pathways represents and warrants that it has a legal right to license Gregg to use the Pathways Toolkit.

     6.6. WITHHOLDING

     Payments otherwise payable to Pathways under this Agreement may be withheld in whole or in part, by Gregg on account of (i) Pathways' failure to comply with the terms of this Agreement, (ii) Pathways' failure to deliver status reports of updates of Deliverables as required under this Agreement, (iii) Pathways' failure to satisfactorily accomplish or meet the Development Schedule or (iv) Pathways' failure to pay, satisfy or discharge claims against Gregg for which Pathways is responsible under this Agreement. If the foregoing causes are removed to the satisfaction of Gregg, the withheld payments will be made.

     6.7. FULL COMPENSATION

     The compensation described in this Section 6 constitutes full compensation for Pathways' performance of this Agreement. No additional compensation or payment will be made for or on account of any of the requirements of this Agreement or any travel, utility or other expenses incurred by Pathways, and the cost thereof will be considered as included in the compensation amount described in this Agreement. Without limiting the generality of the foregoing, Pathways shall fund all cost overruns incurred by it to perform this Agreement.

SECTION 7.     TERM AND TERMINATION

     7.1. TERM

     The Term shall commence on the date of this Agreement and, subject to earlier termination as provided elsewhere in this Agreement, shall end on the Certified Version Acceptance Date.

     7.2. TERMINATION

Gregg may immediately terminate the term upon the occurrence of any of the following events:

          (a) Pathways fails to accomplish the Certified Version Acceptance Date within thirty (30) Business Days of the date specified for such event in the Delivery Schedule;

          (b) Pathways fails to cure its default or breach of this Agreement within ten (10) Business Days of its receipt of written notice from Gregg regarding such default or breach;

          (c) if there is a major change in the ownership of Pathways or the occurrence of the death, disability or other unavailability of Carey F. Daly II; or

          (d) Pathways is declared bankrupt, or makes a general assignment of substantially all its assets for the benefit of its creditors (other than as security) or has a receiver appointed to substantially all of its assets, or if Pathways' financial situation deteriorates to such an extent that Gregg has reason to believe that this Agreement cannot be fulfilled and Pathways cannot provide security adequate to Gregg in Gregg's sole discretion regarding the fulfillment of this Agreement.

     7.3. SURVIVAL

     Sections 2.6, 3.7, 4 and 5 (together with all other provisions of this Agreement which may reasonably be interpreted or construed as surviving termination of the Term) shall survive termination of the Term.

SECTION 8.     MISCELLANEOUS

     8.1. ASSIGNMENT

Pathways shall not assign all or any part of this Agreement or any of its rights hereunder or subcontract any of the Product development work without the prior written consent of Gregg. No assignment or subcontracting by Pathways, with or without Gregg's consent, shall relieve Pathways from any of its obligations under this Agreement. Subject to the foregoing restriction on assignments by Pathways, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

     8.2. ENTIRE AGREEMENT

     This Agreement (including Exhibits A through F) constitutes the entire agreement, and supersede any and all prior agreements, between Gregg and Pathways with regard to the subject of this Agreement. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in a written instrument signed by both Parties.

     8.3. NONWAIVER

     The failure of either Party to insist upon or enforce strict performance by the other Party of any of the provisions of this Agreement, or to exercise any right or remedy under this Agreement, shall not be construed as a waiver or relinquishment to any extent of that Party's right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

     8.4. NOTICES

     Any notice or other communication under this Agreement given by Gregg to Pathways or vice versa shall be deemed to be properly made if given in writing and delivered in person or mailed, properly addressed and stamped with the required postage, to the intended recipient at its address listed below its signature at the end of this Agreement, and to the attention of the person signing this Agreement. Either Party may from time to time change such address and recipient by giving the other Party notice of such change in accordance with this Section.

     8.5. APPLICABLE LAW

     This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Oregon without reference to its choice of law rules.

     8.6. ARBITRATION

     Any controversy or claim arising out of or relating to this Agreement including, without limitation, the making, performance, or interpretation of this Agreement shall be settled by arbitration. Unless otherwise agreed, the arbitration shall be conducted in Portland, Oregon, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held before a single arbitrator (unless otherwise agreed by the parties). The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of business law in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. If the arbitration is commenced, the parties agree to permit discovery proceedings of the type provided by the Oregon Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty). The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.


GREGG:                                  PATHWAYS:

                                        The Pathways Group, Inc.


/s/ STEPHEN A. GREGG                    By: /s/ CAREY F. DALY, II
-------------------------------            ---------------------------
Stephen A. Gregg                           Carey F. Daly II, President

Address:  1519 NW 79th Circle           Address:  The Pathways Group, Inc.
          Vancouver, WA  98665                    14201 NE 200th Street
                                                  Woodinville, WA  98072

                                      EXHIBIT A
                                 DEVELOPMENT SCHEDULE

                                      EXHIBIT B

                                   PAYMENT SCHEDULE

                                      EXHIBIT C

                                  INCENTIVE PAYMENTS

                                      EXHIBIT D

                                 PROBLEM TEST REPORT


                                             PER:_______________________________


PER Date: _________________________  Submitted by :_____________________________
Product: __________________________  Version: __________________________________

Problem Area: __________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Brief Description of Problem:___________________________________________________

________________________________________________________________________________

________________________________________________________________________________


PROBLEM CATEGORIES:

     1.   DATA LOSS:  System crashes or leaves program.  Data corruption.

     2.   FUNCTIONAL ERROR:  No work around.

     3.   PERFORMANCE INCONSISTENCY:  Work around possible.

Steps to Recreate Problem:______________________________________________________

________________________________________________________________________________

________________________________________________________________________________


     Screen Dump(s) Attached.  See File(s)______________________________________


Comments:_______________________________________________________________________

________________________________________________________________________________

                                      SCHEDULE A

                                      EQUIPMENT

                                      SCHEDULE B

                               PERCENTAGE OF COMPLETION





















                                                                          Page 1